Exhibit 10.3

EXCLUSIVE DISTRIBUTION LICENSE AGREEMENT

This Exclusive Distribution License Agreement (the “Agreement”) is made and effective as of July 7, 2026 (“Effective Date”) by and between Frenel Inc., an Israeli company having its principal place of business at Hamelachot 21 Blvd. Modiin, Israel (the “Frenel” or “Company”) and Wrap Technologies Inc., registered at 3350 Virginia Street, Miami, FL. USA 33133 (“Wrap” or “Partner”). Wrap and the Company may be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Company has developed certain proprietary image processing software (IPS) for polarimetric thermal imaging enhancing sensor based spatial perception and anomaly detection for machine vision; and

WHEREAS, Wrap possesses certain knowledge, expertise and business contacts in the relevant markets to introduce the Company to potential customers interested in subscribing to Company’s Solution; and

WHEREAS, the Parties acknowledge that Wrap will devote resources to the commercialization, marketing, sales, distribution, integration, customer support, and development of market opportunities for the Company Product, and accordingly desire to enter into this Agreement pursuant to which the Company grants Wrap an exclusive license, during the Term and subject to the terms and conditions herein, to market, sell, offer for sale, distribute, integrate, and provide the Company Product to Wrap Customers within the Territory.

NOW THEREFORE, in consideration of the mutual promises and benefits contained herein, the Parties hereby, intending to be legally bound, agree as follows:

1.	Definitions

The following terms shall have the following meaning:

1.1. “Affiliate” means, with respect to a Party, any entity that is directly or indirectly, Controls, is Controlled by, or is under common Control with such Party.

1.2. “Change of Control” means any transaction or series of related transactions pursuant to which any person or entity, or group of persons or entities acting in concert, acquires: (i) direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a Party; or (ii) all or substantially all of a Party’s assets.

1.3. “Control” means, with respect to an entity, the direct or indirect ownership of more than fifty percent (50%) of the voting interests of such entity, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership, contract, or otherwise.

1.4. “Company Product(s)” shall mean the proprietary image processing software (IPS) for polarimetric thermal imaging enhancing sensor-based spatial perception and anomaly detection for machine vision and related services.

1.5. “Customer(s)” shall mean customers in the Territory and NATO Customers engaged with Wrap or any other party on its behalf (including without limitation any affiliate or third-party distributor) under a Customer Agreement for the purchase of subscription to Company Products.

1.6. “Documentation” shall mean all available instructions, user guides, manuals, and release notes provided by Company at any time, in printed and/or electronic form, that describe the installation, operation, use, or technical specifications of the Company’s Product.

1.7. “EULA” shall mean Company’s End User License Agreement pertaining to the end-use of any Company Product, as will be made available by Frenel to Wrap and updated by Wrap from time to time.

1.8. “Exclusivity Domain” shall mean the fields of homeland security, defense, tactical systems, law enforcement, public safety, corrections, intelligence, border security, coast guard operations, customs and immigration enforcement, critical infrastructure protection, emergency management, civil protection, space and aerospace governmental activities, and related governmental or quasi-governmental functions government military branches, departments of defense, federal agencies, intelligence agencies, governmental divisions, state, provincial, regional, county, and municipal agencies and departments, law enforcement agencies, correctional institutions, public safety organizations, NASA and its affiliated programs, coast guard organizations, border protection agencies, customs authorities, and critical infrastructure operators.

1.9. “NATO Customers” shall mean Wrap customers which are either (i) NATO agencies (including NCIA an NSPA); or (ii) NATO members governments, but solely for such transactions which are funneled through and negotiated by the United States Department of War, and using United Stated Foreign Military Financing (‘FMF’) or Foreign Military Sales (‘FMS’), or other United States Government funding for the purchase of US-made equipment .

1.10. “Territory” shall mean the United States of America.

2.	Engagement and Licenses.

2.1. Engagement. The Company hereby engages and appoints Wrap and Wrap hereby agrees to be engaged and appointed as the Company distributor of Company Products, on a limited exclusive basis (which is subject to the provisions of Sections 3 (“Exclusivity”) and4 (“Minimum Annual Commitment”), and solely to Customers in the Territory and if outside the Territory only to NATO Customers.

2.2. Distribution License. Subject to full and timely remittance of the Company’s Revenue Share portion, the Company grants Wrap a limited, non-transferable and non -sublicensable (except to a Wrap Affiliate upon written notice to Company) irrevocable during the Term except in vase of termination of this Agreement pursuant to the terms hereof, with limited exclusivity as set forth in Sections 3 and 4 of this Agreement, to promote, market, distribute, sell, offer for sale, integrate and otherwise provide the Company Product(s), solely to Customers within the Territory and/or, if outside the Territory, to NATO Customers, whether on a stand-alone basis or in combination, integration or bundled with Wrap’s (or Wrap authorized partners’) products and/or services (the “Distribution License”). In case of any sublicense of the Distribution License to any Wrap Affiliate Wrap shall remain responsible for such affiliate’s compliance with this Agreement

2.3. Demo License. The Company further grants Wrap a limited, non-exclusive, non-assignable, non-transferable license during the Term to access and use the Company Product and applicable Documentation solely for Wrap’s internal business purposes and demonstrations to prospective customers, all in accordance with the Company’s EULA. Except as expressly stated herein, no other rights in the Company Products are granted.

2.4. Restrictions. Wrap (including through its employees, representatives, independent service providers or contractors) shall not directly or indirectly: (i) reverse engineer, disassemble, decompile, modify, translate, or alter Company Product(s), or any part thereof, or attempt to reconstruct or discover any source code or underlying ideas or algorithms of any Company Product or any portion thereof by any means whatsoever; (ii) use any Company Product for any purpose other than the purposes expressly permitted under this Agreement; (iii) copy, develop any derivative works, improvements or modifications of any Company Product or part thereof, nor dismantle or disassemble any Company Product or bundle any parts or components of any Company Product with any other products, systems or services; (iv) assign, sublicense, transfer, lease or share the rights granted under this Agreement; (v) market, promote or resell the Company Product(s) outside the Territory, with the exception pf NATO Customers as expressly permitted under this Agreement or with the prior written consent of the Company; or (vi) use the Company Products for any competing or benchmarking purposes including for any internal or commissioned development of products or services which compete or substitute Company Product(s).

2.5. Assistance. In the event Wrap becomes aware that a third party is attempting or may attempt to take any of the foregoing actions prohibited by this Sections 2.3 and 2.4, Wrap shall immediately notify Company in writing and shall cooperate and provide full information and assistance to Company and its counsel in connection with any such action, or proceeding or other measure.

3.	Exclusivity.

3.1. Scope of Exclusivity. Subject to full and timely remittance of the Company’s Revenue Share portion and continuous fulfillment of the Minimum Commitment set forth in Section 4 below, the Distribution License provided hereunder to Wrap shall be exclusive to Wrap for a the period of four (4) years following the Effective Date, unless expired or terminated in accordance to the terms of this Agreement (“Initial Exclusivity Period”) and solely in the Territory, or to NATO Customers and solely within the Exclusivity Domain (collectively the “Exclusivity”). Upon the lapse of the Initial Exclusivity Period, the Exclusivity shall be extended subject to Wrap’s achievement of the applicable annual Minimum Commitments as agreed by the parties in accordance with section 4.3 below

3.2. Exclusivity Exclusions.

3.2.1.	Existing Engagements: Notwithstanding the foregoing, the Exclusivity shall not apply to collaborations, evaluations, pilot programs, commercial discussions, strategic partnerships, reseller arrangements, customer engagements, manufacturing relationships, or other business opportunities between the Company and third parties that were actively ongoing prior to the Effective Date and are specifically identified in Exhibit A attached hereto (the “Excluded Relationships”).

The Company shall have a period of twelve (12) months following the Effective Date (the “Initial Transition Period”) to negotiate and execute definitive commercial agreements with any Excluded Relationship. The Company may, by providing a written notice to Wrap extend the Transition Period by additional six (6) months, in case a material discussions are being held with any of Excluded Relationships (“Extended Transition Period” and together with the Initial Transition Period “Transition Period”). Company shall consider in good faith engaging Wrap for provision of certain services as may be requested from time to time by said Excluded Relationships, provided Wrap is able and willing to provide such services under the terms and conditions to be agreed by the parties on a case-by case basis. During the Transition Period, the Company shall continue to manage such Excluded Relationships in good faith and shall provide Wrap with reasonable status updates upon request.

Any Excluded Relationship for which a binding commercial agreement has not been executed during the Transition Period shall automatically cease to qualify as an Excluded Relationship and shall thereafter become subject to Wrap’s Exclusive rights under this Agreement

3.2.2.	As shall be mutually agreed between the Parties in writing (under an applicable purchase order or otherwise), with respect to the Existing Engagements, Company shall endeavor to engage Wrap, whether as a service provider to Company, or otherwise facilitate Wrap’s engagement with the applicable Frenel customer, to provide in connection with the applicable Existing Engagement(s) such agreed services including, as applicable of assembly, consulting, logistics and product support services, in connection with the Company Product(s).

3.2.3.	Notwithstanding anything to the contrary, for any engagements for the delivery of Company Products (whether contracted by Wrap or Wrap’s services in connection with Existing Engagement), in the event that it becomes evident or anticipated that Wrap is or will be unable to meet the timeline requirements for a specific customer, Company will provide Wrap written notice of such anticipated, suspected or actual demonstrated material failure to meet the customer specific timeline requirements, and Wrap shall have 60 days of Company’s written notice to cure such failure to the satisfaction of the applicable customer. If such failure was not cured during said 60 days period, and the Parties were unable to mutually agree on a workaround within said cure period, Company shall be entitled to engage third parties for the provision, integration facilitation or otherwise fulfillment of such specific customer engagement for the provision of Company Products to said customer

3.3. For avoidance of doubt, no restrictions shall apply to Company, except as expressly stated under the provisions of this Section 3 (“Exclusivity”).

4. Minimum Annual Commitment.

4.1. The Exclusivity provided to Wrap under this Agreement shall be subject to Wrap’s continuous achievement of the annual minimum performance commitment described below (“Minimum Commitment”):

	Deadline	Minimum Commitment	Additional Terms
1	Laps of 12 months following the Effective Date of the Agreement (“First Annual Milestone”)	(a) Completion to the of establishment of a US value-chain, promotion, sales and marketing base-course in accordance with a detailed objective list attached herein as Exhibit B; and (b) Generation of at least: (i) three (3) documented demonstrations of Company Product(s) which were carried out to three (3) different prospective Customers; (ii) one (1) active pilot with one prospective Customer to evaluate Company Product(s); (iii) filing of one (1) offer for an RFQ (provide however that any applicable RFQs had been published by prospective Customers during this Agreement First Annual term with responses deadline within said First Annual term) , and (iv) ten (10) meetings with high-level decision makers for prospective customers.

2	Laps of 24 months following the Effective Date of the Agreement (“Second Annual Milestone”)	At least one (1) Customer Agreement for the purchase of system or subscription to the Company Product(s) executed for deployment.

3	Laps of 36 months following the Effective Date of the Agreement (“Third Annual Milestone”)	Wrap achieves executed sales of Company Product subscription/licenses yielding to Company total invoiced Net Revenues amounting in cumulative amount exceeding USD $3,000,000 (wherein “net revenue” means the gross amounts received by the Company for Company Product subscription/licenses executed by Wrap under Customer Agreements, less (a) sales, use, value-added, withholding, and other taxes or governmental charges; (b) refunds, credits, chargebacks, and allowances actually issued; (c) third-party payment processing and transaction fees directly related to such receipts).

4.2. In the event that Wrap fails to achieve the Minimum Commitment until the respective Deadline and is not able to remedy such failure to achieve the Minimum Commitment within: (i) 120 calendar days following the First Annual Milestone; and (ii) 90 days following each of the Second Annual Milestone or Third Annual Milestone thereafter (“Cure Period”), the Exclusivity shall expire and the Distribution License granted to Wrap hereunder shall automatically convert to a non-exclusive Distribution License and remain in effect as such for the remainder of the Agreement Term.

4.3. During the fourth year of the Agreement Term, the Parties may negotiate and agree on new annual Minimum Commitments to apply to the fourth year of the Agreement Term and onwards (on a yearly basis), which if achieved by Wrap will enable extending the Initial Exclusivity Period accordingly.

4.4. The Parties may, by mutual written consent, adjust the respective Minimum Commitment, Deadlines and/or the Cure Period.

5.	Parties’ Obligations.

5.1. Company Obligations

5.1.1. Frenel shall provide whether independently or through a third party: (i) provide to Wrap (and for the purpose of Wrap’s distribution to and Wrap customers who subscribe or otherwise acquire the rights to use Company Product(s)) the most updated version made generally available by Frenel to its customers; (ii) Provide to Wrap such training and support services as shall be mutually agreed between the Parties in writing from time to time, with respect to the core components of the Company Product; (iii) to assist in the joint development of an alternative assembly/manufacturing facilities or capabilities, enabling classification of the Company Products as US-sourced systems; (iv) provide general technical expertise, training and guidance in connection with the Company Products.

5.1.2. Company shall provide, upon the requirement of any specific Wrap customer with a Service Level Agreement appendix detailing Company’s obligations with respect to availability, support and maintenance of the Company’s Products provided to said Wrap customer (“SLA”).

5.1.3. Frenel further agrees to provide Wrap one demonstration system for demonstration of the Company’s Product to potential customers (“Demo System”). Such Demo System shall be provided to Wrap at cost price, for the sole purpose of performing demonstrations of the Company Product to prospective customers; and the use of such shall be subject to the license provided in section 2.2 above and Frenel standard EULA. The license for the use of the Demo System shall not be subject to any renewal license fees.

5.2. Wrap obligations.

5.2.1. Marketing and Distribution Activities. Wrap undertakes to use its reasonable efforts to promote, distribute, offer for sale and sale subscriptions to the Company’s Product (which at a minimum will include the activities listed in this Section 5.2 below) well as provision thereof to the respective customers in the Territory and/or NATO Customers, including without limitation any required deployment, integration or other set up services pertaining thereto.

5.2.2. Introductions and Support. Subject at all times to applicable law, regulation, governmental policy, security requirements, export control restrictions, procurement rules, agency-specific requirements, contractual obligations, and Wrap’s reasonable business judgment, Wrap shall use commercially reasonable efforts to provide the Company with: (a) introductions to, and where appropriate endorsement of, relevant federal, defense, homeland security, public safety, aerospace, and government stakeholders, relationships, and opportunities aligned with the Company Product and the Parties’ mutual commercialization objectives; (b) support navigating U.S. federal procurement pathways, pilot programs, grant opportunities, and agency engagement strategies; (c) guidance regarding U.S. federal contracting requirements and pathways that may facilitate the Company’s pursuit of federal contracts, grants, cooperative agreements, or other opportunities, whether directly or through Wrap, a Wrap affiliate, or other authorized contracting vehicle; and (d) access to Wrap personnel possessing experience across U.S. Intelligence Community technologies and sensor platforms, Department of Defense applications and operational environments, NASA engineering programs and aerospace sensor applications, DARPA-adjacent research and development ecosystems, and Unmanned Aerial Systems (UAS/UAV) applications.

Notwithstanding anything herein to the contrary, Wrap shall have no obligation to provide direct access, introductions, sponsorship, endorsements, participation, contract support, proposal support, procurement support, facility access, classified access, controlled technical information, export-controlled information, government-furnished information, government-furnished equipment, security-cleared personnel, or engagement opportunities where such actions would be prohibited or restricted, under applicable law, regulation, governmental policy, or export control requirements, security clearance restrictions,. In such circumstances, Wrap may, in its sole discretion, satisfy its obligations under this Section through an Affiliate or an authorized contractor.

5.2.3. Promotion Activity

5.2.3.1. Wrap shall prepare, and furnish to the Company, a marketing plan and strategy for effective promotion and marketing of the Company Products in the Territory and/or to NATO Customers for the following twelve (12) months (the “Marketing Plan”). The Marketing Plan shall be subject to a reasonable consultation with the Company which shall have the right to comment on and propose changes thereto.

5.2.3.2. Wrap shall not make any promises, representations, warranties, or guarantees concerning the Company Products, except as outlined in the Documentation or as otherwise provided by Company in writing.

5.2.3.3. Wrap will not use, authorize, or permit the use of the name ‘Frenel’ or any other mark, trademark, or service mark, used or owned by Company, as part of its firm, corporate, or business name or in any way, except as expressly permitted in writing by Company. Wrap shall not contest Company’s right to exclusive use of any name, branding, trademark, tradename, patent, technology, or other intellectual property rights used by Company before the date hereof or registered under Company’s name.

5.2.3.4. Wrap agrees to actively and diligently, through the use of its reasonable efforts, promote and increase the sales and support the sales of the Company Products, by all legal and ethical means, including: (1) advertising and promotion; and (2) demonstration and presentations. Wrap shall perform and is responsible for marketing and promotional activities in compliance with all applicable laws and regulations, including, without limitation, laws, and regulations regarding marketing practices and import.

5.2.3.5. Company may provide Wrap with advertising, marketing, and sales materials at no charge. Wrap will obtain Company’s prior permission prior to use of any marketing material that were not provided by Company.

5.2.4. Wrap Representatives. Wrap will designate and appoint a qualified and experienced executive to facilitate its ongoing support as the single contact and will be responsible for maintaining communication with Company’s team in connection with the performance of this Agreement.

5.2.5. Quotations and Agreements with Customers.

5.2.5.1. Wrap shall provide the Company, without undue delay with a copy of the quotation provided by Wrap to the respective Customer for the Company’s Products (“Quotation”).

5.2.5.2. Any procurement by any Wrap customer and their respective end users of a right to use the Company’s Product, shall be made only by a written agreement between Wrap and said customer (“Customer Agreement”), which shall be in full force and effect prior to the delivery or access by the respective customer and/or any of its end users, and must incorporate the Company’s EULA. In any event, such Customer Agreement will not include any terms or provisions which may prejudice Company’s rights and immunities under EULA. Wrap will ensure the customer’s compliance with the Customer Agreement and the EULA. Upon Company’s request, Wrap shall provide the Company with a copy of such executed Customer Agreement.

5.2.6. Wrap shall ensure that during the Term of this Agreement and the Tail Period, Mr. Scot Cohen and Mr. Jared Novick (each and together “Key Person(s)”) shall be materially and actively involved on behalf of Wrap in the performance of Wrap obligations pursuant to this Agreement. To the extent any of the Key Persons’ involvement on behalf of Wrap in the performance of Wrap obligations pursuant to this Agreement is materially reduced, diminished or concluded, Wrap shall be required to provide the Company with a written notice 60 days prior to such reduction of Key Persons involvement. Following the delivery of an advanced notice to the Company, Wrap shall have a 90 days period (including the 60 days advanced notice period) (“Replacement Review Period”) to replace the Key Persons with individuals possessing the same level of expertise, commitment, knowledge, experience, networking, market skills and business expertise of the Key Persons (“New Key Person”) to be approved in writing by the Company, which approval shall not be unreasonably withheld, conditioned, or delayed.. During the Replacement Review Period the Company shall have the right to reevaluate this Agreement and the performance of any New Key Person appointed on behalf of Wrap. in case at the end of the Replacement Review Period the Company reaches the reasonable conclusion that the removal of the Key Persons materially impair the Wraps ability to perform its obligations under this Agreement, it shall have the right to change the Exclusive distribution license to a non-exclusive status and revoke related commercial exclusivity rights granted to Wrap under this Agreement upon provision of a 45 days prior written notice to Wrap.

5.2.7. Wrap shall promptly notify Company of any Wrap customer’s feedback, defects or other unresolved operational and/or technical problems which have been reported to or otherwise became known to Wrap.

5.2.8. Wrap shall comply, at its own expense, with any and all applicable laws and regulations and shall obtain all applicable governmental approvals, licenses, permits and authorizations necessary for the performance of its undertakings hereunder.

6.	Support and Personnel

6.1. Wrap shall (with the assistance and guidance of Frenel) train, maintain and dedicate, for the performance of all of its obligations under this Agreement, highly qualified professional technical and sales personnel (“Trained Personnel”). Wrap undertakes that all services provided to Customers in connection with this Agreement shall be performed solely by Trained Personnel. If and to the extent that the Company shall offer any training program or such other certification program, then Wrap shall be required, at its own expense, to ensure that any of Wrap’s Trained Personnel shall participate and comply with any such program.

6.2. Wrap shall: (i) provide such first level support and implementation services to Customers; (ii) be responsible for the successful deployment of Company’s Product each through Wrap Trained Personnel and in accordance with Company’s then current requirements and procedures, as may be provided to Wrap from time to time, and which may be amended from time to time at Company’s sole discretion.

7.	Revenue Share

Subject to the continuous fulfillment of the Parties’ obligations hereunder, the Parties shall apply the following revenue sharing mechanism (the “Revenue Share”).

7.1. Israeli-Sourced Company Products. For Company Products utilizing hardware, software, components, assemblies, or subsystems supplied by or through the Company or its designated suppliers, Wrap shall pay the Company: (a) the applicable Base Price quoted by the Company and accepted by Wrap for the applicable opportunity; and (b) a revenue share equal to ten percent (10%) of Net Funds invoiced by Wrap to the applicable customer for the Company Product and associated services.

7.2. U.S.-Sourced or Alternative Supply Chain Products. Where Wrap, a Wrap affiliate, a customer, or a U.S.-based supplier provides hardware, manufacturing, assembly, integration, or other components in lieu of Company- the Company shall be entitles to: (a) the Base Price set by the Parties in good faith and (b) a revenue share equal to ten percent (10%) of Net Funds invoiced and collected by Wrap to the applicable customer for the Company Product and associated services. Unless otherwise agreed in writing for a specific project, the Company shall not be entitled to receive a Base Price for hardware, manufacturing, assembly, or components not supplied by or through the Company.

7.3. Additional Services. Except as expressly agreed otherwise in a project-specific statement of work, the Company shall not be entitled to any revenue share from services independently developed, provided, or procured by Wrap which do not relate to the Company’s Product, including without limitation training, consulting, deployment services, integration services, customer support, maintenance, logistics, warranty programs, managed services, software subscriptions unrelated to Company technology, data services, professional services, financing arrangements, or other Wrap-developed products or services. Any revenue share applicable to services directly attributable to Company technology shall be mutually agreed in writing prior to inclusion.

The Term “Base Price” means the price quoted by the Company to Wrap for the applicable Company Product, including Company-supplied hardware, software, components, assembly, and associated Company margin. The Base Price may vary on a case-by-case basis including based on hardware configuration, manufacturing location, assembly requirements, supply chain requirements, export requirements, customer requirements, and opportunity-specific considerations.

The Term “Net Funds” means amounts actually invoiced and collected by Wrap from a Customer in connection with the Company Product and associated services, excluding taxes, duties, shipping charges, third-party hardware not supplied by the Company, third-party software, rebates, refunds, credits, and expenses agreed in advance in writing by the Parties.

7.4. Company’s Loss Leader Protection. Wrap shall not advertise, market, license, offer for sale, sell, or otherwise make available or dispose of the Company Products as “loss leaders,” at prices below Wrap’s actual acquisition cost, or at prices that do not reflect the fair market value of the Company Products on a stand-alone basis, for the purpose of attracting customers, increasing traffic to other products or services, or promoting any other product or service of Wrap or any third party. In the event that Company Products are bundled or sold in conjunction with any other products or services, the imputed price attributable to the Company Products shall be no less than their fair market value. Any promotional discount, seasonal sale, or price-matching practice shall require Company’s prior written consent and shall not be primarily intended to circumvent the restrictions set forth in this Section.

7.5. Payment Terms.

7.5.1.	Following actual receipt by Wrap of the applicable Customer payment, Wrap shall pay: (i) the applicable Base Price due to the Company; and (ii) the Company’s Revenue Share portion of the Net Funds attributable to such payment, within thirty (30) days following Wrap’s receipt of the corresponding Customer funds and receipt of a valid invoice from the Company.

7.5.2.	Wrap shall have no obligation to advance funds, prepay amounts, finance customer purchases, fund customer payment delays, fund customer defaults, or otherwise make payments to the Company prior to receipt of corresponding customer funds. Notwithstanding the foregoing, in the event a particular Customer Agreement contains any services or products requiring out-of-pocket expenses or Non-Recurring Engineering in connection with the Company’s Products (“NRE Services”), Wrap shall cause the Customer to provide an advance payment for such NRE Services as part of the Customer payment terms under the Customer Agreement

7.5.3.	In the event Customer payments are received in installments, milestones, progress payments, partial payments, subscription payments, maintenance payments, or any other staged payment structure, the Company’s entitlement to the applicable Base Price and Revenue Share shall accrue solely with respect to the portion of customer funds actually received by Wrap, and payment thereof shall be made within thirty (30) days following Wrap’s receipt of such portion.

7.5.4.	Notwithstanding the foregoing, in the event Wrap or any of its Affiliates purchases Company Products for its own internal use, evaluation, demonstration, testing, inventory, integration, manufacturing, deployment, resale stock, research and development activities, government proposal activities, or other purposes where Wrap or its Affiliate is the end customer and no third-party customer payment is contemplated, Wrap shall pay the applicable Company invoice within thirty (30) days following receipt of the applicable invoice , unless otherwise agreed in writing by the Parties.

7.5.5.	Wrap shall retain sole discretion regarding customer payment terms, milestone schedules, financing arrangements, acceptance criteria, collection efforts, settlement of disputes, credits, rebates, discounts, and compromise of customer claims, provided such actions are undertaken in good faith and on commercially reasonable terms.

7.6. `The Parties hereto confirm that the Revenue Share set forth in this Section 7 forms the sole, exclusive and complete consideration for all the Wrap’s undertakings under this Agreement and Wrap shall not be entitled to any other compensation, consideration, fee, commission, benefit and/or payment of any sort.

7.7. Warp shall be exclusively responsible for the payment of all applicable taxes, duties, fees and/or other impositions that may be levied pursuant to applicable law upon Wrap’ with regard to the performance of its obligations under this Agreement.

8.	Records and Audit.

8.1. Records and Reports. During the Term and the Tail Period (as such term is defined below), Wrap shall provide the Company with: (i) a written notice and copy of the executed Customer Agreement, to be provided within 5 days of such execution; and (ii) quarterly written report detailing the marketing efforts and sales pipeline to be provided within fifteen (15) days following the end of each calendar quarter. Furthermore, Wrap shall maintain during the Term and for a period of 5 years thereafter complete and accurate books and records relating to the marketing, sale, provision, and distribution of the Company Products. To the extent permissible under applicable law, regulation, governmental policy, security requirements, , and U.S. Government requirements, and only when reasonably required by Company or for purposes of verifying amounts payable hereunder, Wrap may provide the Company with a copy of the applicable Customer Agreement. Any such Customer Agreement may be redacted by Wrap to remove pricing information unrelated to the Company Product, proprietary business information, proposal materials, competitive information, customer-specific confidential information, classified information, controlled unclassified information (CUI), export-controlled information, security-sensitive information, and other commercially sensitive information; provided, however, that the portions of such Customer Agreement directly pertaining to the Company Product and use thereof, applicable Base Price calculations, Revenue Share calculations, scope of Company Product deliverables, and payment milestones relevant to amounts payable to the Company shall remain reasonably identifiable.

8.2. Audit. During the Term and Tail Period, and for a period of 24 months following the expiration of the Tail Period, Company shall be entitled to audit Wrap’s records related to its acts and performance under this Agreement whether by itself or by an independent auditor or accountant retained by Company, in each case subject to confidentiality obligations, solely to confirm compliance and accuracy of performance under this Agreement, as well as ensuring the Company’s obligations to any regulatory authority under any applicable law are met in full. Company shall give Wrap no less than seven (7) business days prior notice of a contemplated audit. The audits shall be conducted during Wrap’s regular business hours and shall not unreasonably disrupt Wrap’s business operations. Unless a discrepancy has been detected such Audits shall be conducted not more than once annually. Wrap shall provide Company with full access to its relevant records and facility and assist in good faith in conducting the audit.

9.	Intellectual Property

9.1. Company IP. The parties hereby acknowledge and agree that any and all rights, title and interest in and to any information, materials, technology, trademarks, data, documents or other records pertaining to the Company, its business, technology, products or services, including without limitation the Company Product, and any modifications, improvements, derivatives or enhancements of any of the foregoing (collectively “Company IP”) shall be the sole and exclusive property of Frenel and its respective licensors. Nothing in this Agreement is intended to provide or otherwise grant Wrap any right in the Company Product or other Company IP in excess of the rights explicitly stated herein.

9.2. Wrap IP. The parties hereby acknowledge and agree that any and all rights, title and interest in and to any information, materials, technology, trademarks, data, documents or other records pertaining to Wrap, its business, technology, products or services, as well as any system integrations, hardware adaptations, workflows, APIs, and customer implementations executed by Wrap shall remain the sole and exclusive property of Wrap.

9.3. New Joint IP. To the extent that Wrap and Frenel wish to collaborate on the development of new intellectual property, the parties shall enter in a written Statement of Work (“SOW”) detailing the New IP contemplated to be developed (“New Joint IP”), development timelines and costs allocations, and other related terms. Any such New Joint IP shall be deemed jointly owned by the parties. Each Party shall have the right to use such New Joint IP within its respective field of use, subject to reasonable restrictions on direct competition with the other Party’s core standalone products, all as to be agreed in writing in the respective SOW. For the avoidance of doubt, any New Joint IP shall not include either Party’s pre-existing intellectual property (including any enhancements or improvements thereof) or independently developed derivatives that do not require the use or integration of the other Party’s intellectual property.

10.	Representations and Warranties

10.1. Each Party represents and warrants to the other Party as follows: (i) It is duly organized and validly existing under the laws of the jurisdiction under which it has been incorporated; it has full corporate power and authority to execute this Agreement and to perform its obligations hereunder; (ii) This Agreement, when executed and delivered by it, will constitute a valid and legally binding obligation on its part, enforceable in accordance with its terms; (iii) The execution, delivery, and performance of this Agreement will not result in the breach or violation of any law, regulation, or guidelines applicable to it or any contract or commitment by which it is bound; (iv) it shall perform its obligation hereunder in compliance with all applicable laws, rules, regulations, including, without limitations (a) compliance with any applicable export laws, restrictions, and regulations, and (b) compliance with any applicable anti-bribery and anti-corruption laws and regulations applicable to either Party’s own business; and (iv) it will not engage in any illegal activity in connection with this Agreement.

10.2. Wrap hereby represent and warrants to Company that (i) it has the required knowledge, experience, and financial capacity to fulfill its obligations hereunder; and (ii) it holds all permits, licenses, certificates, accreditations, or other authorizations from all governmental entities and agencies required for the performance of its obligations under this Agreement.

10.3. Wrap further represent and warrant that it, its Affiliates and any customers and/or customer’s end users to whom Wrap offer, provide, license, sell or otherwise make available the Service and any employees, service providers, officers, directors, agents, or beneficiaries, are not and shall not be a (i) Sanctioned Person(s), and (ii) shall not operate in , reside in, or use or access the Services for in or from a Sanctioned Country. Without derogating from the foregoing Wrap will comply with all applicable national and international laws that apply to its use and resale of the Company Products, including the United States Export Administration Regulations, as well as end user, end use and destination restrictions which may be issued by the United States and other governments from time to time. For the purposes hereof the following terms shall at all times have the following the following meanings: Sanctioned Person shall mean (a) any person or entity listed on an Sanctions-related list of designated persons maintains by Office of Foreign Assets Control (OFAC), the Department of State, the United Nations Security Counsil, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any person or entity operating, organized or resident in a Sanctioned Country or (c) any person or entity owned controlled by or such person or persons described in paragraph (a) or (b). “Sanctioned Country” shall mean a country region or territory which is itself the subject of or target of any sanctions and anti-money laundering laws, regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by the United States, United Nations, European Union, any other applicable jurisdiction, and including without limitation, Cuba, Iran, Syria, Sudan, North Korea, Lebanon, Russia, Belarus, Crimea region of Ukraine.

11.	Non-Competition. For the Term of this Agreement and eighteen (18) months following any termination or expiration thereof, Wrap undertakes to not (i) knowingly engage any third party for the provision, sale, offer for sale, marketing or otherwise supply of Polarimetric sensors products or services within the Territory or to any NATO Customers hereof; or (ii) develop similar or competing products or services to products or service of the Company, specifically Polarimetric sensors products or services and/or Image Processing Software and algorithms, whether independently or by using Frenel’s shared know-how and expertise.

12.	Confidential Information

12.1. Definition of Confidential Information. As used herein, “Confidential Information” means all information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, concerning the Disclosing Party’s business, including without limitation, documentation, business information, and marketing plans, financial plans, product development, market plans, cost, pricing terms and strategy, and any other technology and technical information, product plans and designs, and business processes. However, Confidential Information shall not include any information that (i) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party, (ii) was known to the Receiving Party before its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party, (iii) is received from a third party without breach of any obligation owed to the Disclosing Party, or (iv) was independently developed by the Receiving Party without the use or reference to the Confidential Information. Without derogating from the generality of the foregoing, it is clarified that all Confidential Information associated with the Company Products shall be Company’s Confidential Information.

12.2. Protection of Confidential Information. During the Term and for seven (7) years thereafter, the Receiving Party undertakes to take precautionary measures to protect and maintain the confidentiality of the Confidential Information of the Disclosing Party; said precautionary measures should be at least equivalent in scope and effect to the measures that the Receiving Party itself takes to protect its confidential information and to prevent the disclosure or at least reasonable measures. The Receiving Party undertakes (i) not to use any Confidential Information of the Disclosing Party for any purpose except as reasonably required to perform under this Agreement, and (ii) except as otherwise authorized by the Disclosing Party in writing, to limit access to Confidential Information of the Disclosing Party to those of its employees, contractors, and agents who need such access for purposes consistent with this Agreement and who are bound to confidentiality protection provisions no less stringent than those herein.

12.3. Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party if it is compelled by law to do so, provided that the Receiving Party gives the Disclosing Party prior notice of such compelled disclosure requirement (to the extent legally permitted) and reasonable assistance, at the Disclosing Party’s cost, if the Disclosing Party wishes to contest the disclosure or limit its scope. If the Receiving Party is compelled by law to disclose the Disclosing Party’s Confidential Information, it shall, in any event, make reasonable efforts to obtain confidential treatment of the information disclosed, if legally possible.

13.	Term and Termination.

13.1. Term. This Agreement shall commence as of the Effective Date and shall remain in force until terminated in accordance with the terms hereof (“Term”).

13.2. Termination. A Party shall be entitled to terminate this Agreement as follows:

13.2.1. A Party can terminate this Agreement if the other Party is in material breach of this Agreement (the “Breaching Party”), which is not cured within thirty (30) days of the receipt of a written notice detailing such breach from the other Party (the “Non-Breaching Party”).

13.2.2. In case Wrap fails to achieve the Minimum Commitment in accordance with section 4.1 above, starting at the second anniversary of this Agreement, and at any anniversary thereafter, the Company shall have the right to terminate the Agreement upon provision of a thirty (30) days’ written notice to Wrap.

13.2.3. A Party can terminate this Agreement by a written notice with immediate effect if the other Party files for protection under bankruptcy or insolvency laws.

13.2.4. Wrap Change of Control. Company shall be entitled to terminate this Agreement upon ninety (90) days’ prior written notice in the event Wrap undergoes a Change of Control and the acquiring entity is a direct competitor of the Company.

13.2.5. No Change of Control of the Company shall diminish, impair, terminate, revoke, modify, restrict, or otherwise adversely affect Wrap’s rights under this Agreement. To the extent necessary, upon Change of Control off the Company, the Parties shall execute all necessary documents and/or agreements to secure Wrap’s right provided under this Agreement.

13.3. Effects of Termination.

13.3.1. Upon termination of this Agreement, all rights and licenses granted by Company hereunder shall immediately terminate. Notwithstanding the foregoing, any limited licensed granted under Customer Agreements for the provision of subscription to Company Products executed pursuant to the Agreement prior to its termination and or with any Advance Prospect(s) during the Tail Period, shall continue to apply until the termination or expiration of any such respective customer agreement.

13.3.2. Except in case of termination of this Agreement by Company for Wrap’s breach, upon termination or expiration of this Agreement, Wrap shall be entitled to continue to receive its Revenue Share portion, in connection with a respective Customer Agreement executed during the 12-month period following the date of termination of this Agreement (“Tail Period”).

13.3.3. Within 30 days as of the termination of the Agreement, Wrap shall provide the Company a list of up to 10 prospects that are engaged in advanced negotiations with Wrap for the purchase of Company’s Product subscription (“Advanced Prospect(s)”).

13.3.3.1. A prospective customer in the Territory or a prospective NATO Customer (each “Prospect”) shall be deemed an Advanced Prospect if: (i) prior to the effective date of termination of this Agreement said Prospect was engaged with Wrap in a proof of concept or other trial of the Company Products; (ii) the Prospect is engaged in concrete and substantial negotiations with Wrap in connection with the provision of Company Product(s) which include exchange of agreement drafts for the subscription to Company Products and key decision makers of the prospect are engaged in the negotiation of such contemplated transaction.

13.3.3.2. Wrap may request in writing to add prospects in excess of the permitted ten (10) Advanced Prospects to the Advanced Prospects list, and Frenel shall consider in good faith such request. Subject to Frenel’s approval, such addition prospects will be added to the Advanced Prospects list, and the terms of this section 13.3.213.3.2 will apply.

13.3.3.3. The Parties agree that to the extent a binding Customer Agreement will be executed between Wrap and any of the Advanced Prospect within the Tail Period (“Advanced Engagement”), the respective Party’s obligations under the Agreement shall apply in full to such Advanced Engagements (including without limitation obligation pertaining to provision of limited Distribution License and Revenue Share).

13.3.4. Receiving Party shall destroy all copies of any confidential information provided by Disclosing Party according to the Agreement and provide a certificate attesting the destruction.

14.	Mutual Indemnification.

14.1. Each Party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party and its respective affiliates, subsidiaries, officers, directors, employees, shareholders, agents, contractors, successors, assigns, distributors, authorized resellers, and customers (collectively, the “Indemnified Parties”) from and against any and all third-party claims, demands, actions, proceedings, liabilities, judgments, settlements, damages, losses, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and expert fees) arising out of or relating to: (a) the Indemnifying Party’s material breach of this Agreement; (b) the negligence, gross negligence, willful misconduct, fraud, or violation of law by the Indemnifying Party or its personnel; or (c) the Indemnifying Party’s violation of any applicable law, regulation, export control requirement, sanctions requirement, procurement rule, or governmental directive.

14.2. Company Indemnification. Without limiting Section 14.1, Company shall indemnify, defend, and hold harmless Wrap and the other Wrap Indemnified Parties from and against any and all third-party claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees) arising out of or relating to: an allegation that the Company Product, Company technology, Company software, Company documentation, or any portion thereof infringes, misappropriates, or otherwise violates any patent, copyright, trademark, trade secret, or other intellectual property right of a third party;

In the event of an intellectual property claim, Company shall, at its sole expense may, promptly: (i) procure for Wrap the right to continue using, marketing, distributing, selling, integrating, and supporting the affected Company Product; (ii) replace the affected Company Product with a non-infringing equivalent; or (iii) modify the affected Company Product to become non-infringing without materially diminishing functionality. If none of the foregoing is commercially reasonable, and the Customer terminates the respective Customer Agreement Company shall refund all amounts paid by Wrap relating to such affected Customer Agreement Product.

14.3. The foregoing intellectual property indemnification rights shall be in addition to, and not the exclusive remedy for, any rights or remedies available to Wrap under this Agreement, at law, or in equity.

Company shall have no obligation under this Section to the extent a claim arises solely and directly from modifications made by any party which is not the Company or without Company’s written authorization, provided the claim would not have arisen but for such modification.

14.4. Indemnification by Wrap. Wrap agrees to indemnify, defend and hold harmless Company and its officers, directors, agents, employees, shareholders, successors and assigns, from and against any and all liabilities, judgments, losses, damages, costs, charges, attorneys’ fees, and other expenses resulting directly or indirectly from any and all claims, actions, and suits asserted by any third party against Company, arising from Wrap’s or any of its employees, officers, agents or contractors’ non-compliance with the terms of any Customer Agreement.

14.5. Indemnification Procedures. The indemnification obligations of either Party are subject to the indemnified Party: (i) providing reasonably prompt written notice after becoming aware of the claim; provided that failure to provide prompt notice shall not relieve the indemnifying Party of its obligations except to the extent materially prejudiced thereby; (ii) permitting the indemnifying Party to control the defense of the claim; provided that no settlement shall be entered into without the indemnified Party’s prior written consent if such settlement imposes obligations on, restricts rights of, or admits liability on behalf of the indemnified Party; and (iii) providing reasonable cooperation at the indemnifying Party’s expense.

Notwithstanding the foregoing, the indemnified Party shall have the right to participate in the defense with counsel of its choosing at its own expense, and may assume control of the defense at the indemnifying Party’s expense if the indemnifying Party fails to diligently defend the claim or if the claim could reasonably be expected to materially impact the indemnified Party’s business, reputation, governmental relationships, regulatory standing, or customer relationships.

15.	Warranty Disclaimer. COMPANY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR ANY OTHER WARRANTIES OR CONDITIONS ARISING OUT OF COURSE OF DEALING OR USAGE, OR TRADE PERTAINING TO THE COMPANY PRODUCTS. ANY SUCH COMPANY PRODUCTS AND SERVICES ARE PROVIDED ON AN “AS-IS” BASIS AND WITHOUT WARRANTIES OF ANY KIND.

16.	Limitation of Liability. Neither Party shall be liable to the other Party for any indirect, incidental, consequential or special damages (including lost profits) sustained or incurred in connection with this Agreement or the resale of the Company Products, regardless of the form of action and whether such damages are foreseeable or known in advance to be possible. Except in connection with the obligations as provided in Section 2.3, 2.4 11, 12 and 14.3, gross negligence, willful misconduct or fraud, neither party’s liability to the other Party shall exceed the amounts paid to Company by Wrap under this Agreement during the twelve (12) month period immediately preceding the date a Party notifies the other of the claim. This limitation applies to all causes of action, including without limitation any action for breach of contract, breach of warranty, negligence, strict liability, misrepresentation and other torts.

17.	Miscellaneous

17.1. Relationship of the Parties. The relationship hereby established between Company and Wrap is solely that of independent contractors. This Agreement shall not create any agency, partnership, joint venture, or employer/employee relationship, and nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.

17.2. Force Majeure. Neither Party shall be liable for any delay in performance of its obligations under this Agreement due to the occurrence of any contingency beyond its reasonable control, including but not limited to acts of God, acts of civil or military authority, strikes, fires, floods, earthquakes, epidemics, quarantine restrictions, war, riots, civil disobedience, embargo, rebellions, delays in transportation, unexpected governmental requirements and inability to obtain necessary labor, materials, permits, transport or manufacturing facilities. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay.

17.3. Waiver. No waiver of any breach of this Agreement will be a waiver of any other breach, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party. The failure of either Party to enforce any rights granted hereunder or to take action against the other Party in the event of any breach hereunder shall not be deemed a waiver by that Party as to subsequent enforcement of rights or subsequent actions in the event of future breaches.

17.4. Modifications of Agreement/Entire Agreement. This Agreement, including any referenced written addenda, and exhibits constitutes the entire agreement between the Parties and supersedes all previous agreements or representations, written or oral, with respect to its subject matter. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party.

17.5. Assignment and Binding Effect. Except as expressly permitted herein, neither Party may assign, transfer, delegate, novate, or otherwise convey this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. Notwithstanding the foregoing Either Party may, without the consent of the other Party but upon provision of a notice thereof, assign, transfer this Agreement and any rights granted hereunder to (i) any Affiliate, , including for purposes of compliance with government contracting, security, regulatory, procurement, export control, or customer requirements; or (ii) a successor of a Party in connection with a merger, acquisition or purchase of all or substantially all of a Party’s shares or assets and providing: (a) the successor is not a direct competitor of the other Party ; and (b) the Successor shall fully assume and be bound by the terms of this Agreement . No assignment, merger, acquisition, sale, transfer, license, disposition, or Change of Control of the Company shall diminish, impair, terminate, revoke, restrict, circumvent, or otherwise adversely affect Wrap’s rights under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

17.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any conflicts of laws rules or principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby disclaimed. Any claim, dispute or controversy between the Parties will be subject to the exclusive jurisdiction and venue of the courts located in New York, NY, and each Party hereby irrevocably submits to the personal jurisdiction of such courts and waives any jurisdictional, venue, or inconvenient forum objections to such courts.

17.7. Notices. All notices shall be in writing, addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder.

If to Frenel:	If to Wrap:

Frenel Imaging Ltd.	Wrap Technologies, Inc.
To the address provided above.	To the address provided above
Attn: Sagi Zur Arie / Ran Bar-Yosef	Attn: Scot Cohen / Jared Novick

All notices shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if sent by air courier, on the second (2) business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fourth (4) business day following the day such mailing is made (iv) if transmitted by means of recorded or electronic communication, on the business day of successful transmission.

17.8. Severability. In the event any provision or part of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, it shall be amended to the extent required to render it valid, legal, and enforceable, or deleted if no such amendment is feasible, and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Frenel Inc.

By:	/s/ Sagi Zur Arie
Name:	Sagi Zur Arie
Title:	Chief Executive Officer (Interim)

Wrap Technologies Inc.

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Chief Executive Officer

Exhibit A

Existing Engagements

List of existing/ongoing direct engagements in the US

Strategic:

1. DRS (US) and/or RADA (US) and/or Leonardo DRS.

2. Redwire Inc. (US) including former divisions of Edge Autonomy Inc.

Technical/commercial collaborations and Manufacturing (excluding sales of Frenel software or technology within the territory):

3. Polaris Sensor Technologies Inc.

4. Moxtek Inc.

5. Sierra Olympia Technologies Inc.

6. Eoptic Inc.

Other:

7. Atlantic Bridge Solutions (US) and/or ANC group (US)

8. CET Sandbox

Exhibit B

U.S. COMMERCIALIZATION, LOCALIZATION, AND MARKET DEVELOPMENT OBJECTIVES

The Parties acknowledge that the purpose of this Exhibit B is to establish objective criteria for the First Annual Milestone described in Section 4.1 of the Agreement. The objectives contained herein are intended to measure Wrap’s commercialization efforts, infrastructure development, and market creation activities and shall not require the successful award of contracts, customer procurement decisions, grant awards, government approvals, funding approvals, or other events outside of Wrap’s reasonable control.

For purposes of satisfying the First Annual Milestone, Wrap shall be deemed to have completed the establishment of a U.S. value-chain, promotion, sales, and marketing base-course upon completion of the following activities:

1. U.S. Commercialization Infrastructure

Wrap shall designate personnel responsible for commercialization, sales, technical support, customer engagement, and business development activities related to the Company Product within the Territory and NATO Customer markets.

2. Marketing and Sales Plan

Wrap shall develop and maintain a written commercialization strategy and marketing plan for the Company Product addressing applicable public safety, defense, homeland security, intelligence, aerospace, government, and related market opportunities.

3. Demonstration Capability

Wrap shall establish and maintain the capability to demonstrate the Company Product to prospective customers, including maintaining at least one demonstration system, demonstration environment, or equivalent evaluation capability.

4. Customer Engagement Activities

Wrap shall conduct not fewer than three (3) documented demonstrations, presentations, workshops, evaluations, or technical briefings involving prospective customers, government agencies, strategic partners, integrators, manufacturers, distributors, or procurement stakeholders.

5. Pilot Program Development

Wrap shall use commercially reasonable efforts to establish and support at least one pilot program, proof-of-concept, evaluation, technical assessment, operational assessment, or customer trial involving the Company Product.

6. Government and Strategic Engagement

Wrap shall engage in business development activities directed toward federal, defense, homeland security, intelligence, public safety, law enforcement, aerospace, NATO, or related governmental opportunities, including customer meetings, demonstrations, industry events, conferences, procurement discussions, or partner engagements.

7. Supply Chain and Localization Assessment

Wrap shall evaluate and document potential U.S.-based manufacturing, assembly, integration, testing, support, logistics, or supply-chain capabilities that may support future deployment, localization, or U.S.-sourced production of systems incorporating the Company Product.

8. Integration Assessment

Wrap shall evaluate and document potential integration opportunities between the Company Product and Wrap products, systems, autonomous platforms, sensors, software, command-and-control systems, drones, robotics platforms, public safety technologies, or related solutions.

9. Customer Opportunity Development

Wrap shall conduct not fewer than ten (10) documented meetings, whether in person or virtual, with prospective customers, government stakeholders, strategic partners, integrators, manufacturers, distributors, or decision-makers relating to potential deployment of the Company Product.

10. Proposal and Procurement Activities

Where applicable opportunities exist during the First Annual Milestone period, Wrap shall use commercially reasonable efforts to participate in one or more requests for information (RFIs), requests for quotation (RFQs), requests for proposal (RFPs), grant opportunities, pilot opportunities, procurement opportunities, or other customer acquisition activities relating to the Company Product.

11. Affiliate and Government Contracting Structures

Wrap may satisfy any obligation under this Exhibit B through Wrap directly or through any Affiliate, wholly owned subsidiary, government contracting entity, special purpose entity, distributor, reseller, integrator, subcontractor, or strategic partner acting on Wrap’s behalf.

12. Commercial Reasonableness Standard

The Parties acknowledge that customer purchasing decisions, procurement timelines, funding availability, government approvals, export approvals, contracting actions, competitive procurements, and operational requirements are outside Wrap’s control. Accordingly, fulfillment of the activities described in this Exhibit B shall constitute satisfaction of the First Annual Milestone regardless of whether any resulting customer purchase, contract award, subscription, deployment, or revenue is ultimately achieved.

For the avoidance of doubt, Wrap’s obligations under this Exhibit B are obligations of effort, commercialization, and market development and shall not constitute guarantees of customer adoption, contract awards, revenue generation, procurement outcomes, or commercial success.

Exhibit B (continued) - Checklist

The Parties agree that Wrap shall be deemed to have satisfied the First Annual Milestone upon completion of the applicable objectives set forth below. The Parties shall review this checklist in good faith upon request and may update the status of each objective periodically throughout the First Annual Milestone period.

Ref.	Objective	Success Criteria	Evidence of Completion	Status
B-1	U.S. Commercialization Infrastructure	Designate personnel responsible for commercialization, sales, technical support, and business development activities related to Company Products	Organizational chart, assignment memorandum, employee designation, contractor agreement, or equivalent documentation	☐ Complete

B-2	Marketing and Sales Plan	Develop a written commercialization, sales, and marketing strategy for the Company Product	Marketing plan, sales strategy, commercialization roadmap, business development plan, or equivalent documentation	☐ Complete

B-3	Demonstration Capability	Establish capability to demonstrate Company Products within the United States	Demonstration system, demonstration environment, evaluation kit, demonstration equipment, or equivalent capability	☐ Complete

B-4	U.S. Value Chain Assessment	Identify and evaluate potential U.S.-based manufacturing, assembly, integration, logistics, support, or supply-chain partners	Meeting records, supplier assessments, NDAs, proposals, memoranda, evaluations, or equivalent documentation	☐ Complete

B-5	Integration Assessment	Evaluate integration of Company Products with Wrap systems, autonomous platforms, drones, robotics, sensors, software, command-and-control systems, or other solutions	Technical assessment, integration study, engineering review, presentation, report, or equivalent documentation	☐ Complete

B-6	Government & Strategic Engagement	Conduct outreach to federal, defense, homeland security, intelligence, public safety, aerospace, or NATO opportunities	Meeting records, conference participation, customer engagements, presentations, demonstrations, or equivalent documentation	☐ Complete

B-7	Demonstration #1	Conduct documented demonstration with Prospective Customer #1	Demonstration report, meeting record, customer correspondence, sign-in sheet, or equivalent documentation	☐ Complete

B-8	Demonstration #2	Conduct documented demonstration with Prospective Customer #2	Demonstration report, meeting record, customer correspondence, sign-in sheet, or equivalent documentation	☐ Complete

B-9	Demonstration #3	Conduct documented demonstration with Prospective Customer #3	Demonstration report, meeting record, customer correspondence, sign-in sheet, or equivalent documentation	☐ Complete

B-10	Active Pilot Program	Conduct at least one active pilot, proof-of-concept, evaluation, or technical assessment with a prospective customer	Pilot agreement, evaluation agreement, customer correspondence, testing plan, or equivalent documentation	☐ Complete

B-11	RFQ / RFP Participation	Submit at least one response to a published RFQ, RFP, solicitation, grant opportunity, procurement opportunity, or equivalent request that was available during the First Annual Milestone period	Proposal submission, confirmation receipt, solicitation response, or equivalent documentation	☐ Complete

B-12	Executive Customer Meetings	Conduct at least ten (10) meetings with high-level decision makers of prospective customers, government agencies, strategic partners, or procurement stakeholders	Meeting records, calendar invitations, correspondence, attendance records, CRM entries, or equivalent documentation	☐ Complete

Exhibit B (continued) – Meeting Tracker

Meeting No.	Organization	Name / Title	Date
1
2
3
4
5
6
7
8
9
10

The Parties acknowledge and agree that the foregoing objectives are intended to measure Wrap’s commercialization efforts and infrastructure development activities. Wrap shall not be deemed to have failed the First Annual Milestone due to factors outside its reasonable control, including customer procurement delays, funding delays, budgetary decisions, contract award decisions, government approvals, export approvals, competitive procurement outcomes, or other third-party actions. Completion of the foregoing objectives shall constitute satisfaction of the First Annual Milestone for purposes of Section 4.1 of the Agreement.

[EXHIBIT B - END]